As filed with the Securities and Exchange Commission on January 16, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ATHERSYS, INC.

(Exact name of registrant as specified in its charter)

Delaware	20-4864095
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3201 Carnegie Avenue Cleveland, Ohio	44115-2634
(Address of Principal Executive Offices)	(Zip Code)

Macleod Nonqualified Stock Option Inducement Award

(Full title of the plan)

Dr. Gil Van Bokkelen

Chief Executive Officer

Athersys, Inc.

3201 Carnegie Avenue

Cleveland, Ohio 44115-2634

(Name and address of agent for service)

(216) 431-9900

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, par value $0.001 per share	600,000	$1.31	$786,000	$102.30

(1)

Represents shares of common stock, par value $0.001 per share (“Common Shares”), of Athersys, Inc. (the “Registrant”), issuable upon the exercise of stock options expected to be granted to Mr. Ivor Macleod on January 31, 2020 pursuant to the Nonqualified Stock Option Inducement Agreement between the Registrant and Mr. Macleod, to be dated as of January 31, 2020 (the “Option Inducement Agreement”). See “Explanatory Note” below. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers, in addition to the number shown in the table above, an indeterminate number of such additional Common Shares as may be issued or become issuable pursuant to the anti-dilution provisions of the Option Inducement Agreement.

(2)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and (h)(1) under the Securities Act, based upon the average of the high and low prices of the Common Shares as reported by the Nasdaq Capital Market on January 13, 2020, a date within five business days prior to filing.

EXPLANATORY NOTE

Pursuant to the Option Inducement Agreement, the Registrant plans to grant an option to purchase 600,000 Common Shares to Mr. Macleod on January 31, 2020. This Registration Statement registers the Common Shares issuable upon exercise of such grant.

The foregoing grant is an inducement material to Mr. Macleod’s acceptance of employment as the Chief Financial Officer of the Registrant, and was approved by the Registrant’s Board of Directors and the Compensation Committee thereof. Such grant is in reliance on the Nasdaq Stock Market (“Nasdaq”) Listing Rule 5635(c), which exempts certain inducement equity grants from the general requirement of the Nasdaq rules that equity-based compensation plans and arrangements be approved by stockholders.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents previously filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:

(a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 (Commission File No. 001-33876);

(b) The Registrant’s Quarterly Reports on Form 10-Q for the quarterly periods ended March  31, 2019, June  30, 2019 and September 30, 2019 (Commission File No. 001-33876);

(c) The Registrant’s Current Reports on Form 8-K filed on January 11, 2019, March 14, 2019 (Item 5.03 only), May  30, 2019, June 14, 2019, June  27, 2019, and January 16, 2020 (Commission File No. 001-33876); and

(d) The description of the Registrant’s Common Shares set forth in the registration statement on Form 8-A (Commission File No. 001-33876) filed with the Commission on December 6, 2007, and all amendments and reports filed for the purpose of updating that description, other than the portions of such documents that by statute or rule, designation in such documents or otherwise are not deemed to be filed with the Commission or are not required to be incorporated by reference.

Until the Registrant files a post-effective amendment to this Registration Statement indicating that all securities offered have been sold, or deregistering all securities then remaining unsold, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 shall be deemed to be incorporated by reference into this Registration Statement and to be part of this Registration Statement from the date of filing such documents, other than the portions of such documents that by statute or rule, designation in such documents or otherwise are not deemed to be filed with the Commission or are not required to be incorporated by reference. Any statement contained in a document incorporated or deemed to be incorporated by reference into this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference into this Registration Statement modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Registrant is incorporated under the laws of the state of Delaware. Delaware law provides that directors of a company will not be personally liable for monetary damages for breach of their fiduciary duty as directors, except for liabilities:

•	for any breach of their duty of loyalty to the company or its stockholders;
•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
•	for unlawful payment of dividend or unlawful stock repurchase or redemption, as provided under Section 174 of the General Corporation Law of the State of Delaware (the “DGCL”); or
•	for any transaction from which the director derived an improper personal benefit.

The provisions of Delaware law that relate to indemnification expressly state that the rights provided by the statute are not exclusive and are in addition to any rights provided in bylaws, by agreement, or otherwise. Our certificate of incorporation also provides that if Delaware law is amended to further eliminate or limit the liability of directors, then the liability of our directors shall be eliminated or limited, without further stockholder action, to the fullest extent permissible under Delaware law as so amended.

Our certificate of incorporation requires us to indemnify, to the fullest extent permitted by the DGCL, any and all persons we have the power to indemnify under the DGCL from and against any and all expenses, liabilities or other matters covered by the DGCL. Additionally, our certificate of incorporation requires us to indemnify each of our directors and officers in each and every situation where the DGCL permits or empowers us (but does not obligate us) to provide such indemnification, subject to the provisions of our bylaws. Our bylaws requires us to indemnify our directors to the fullest extent permitted by the DGCL, and permits us, to the extent authorized by the board of directors, to indemnify our officers and any other person we have the power to indemnify against liability, reasonable expense or other matters.

Under our certificate of incorporation, indemnification may be provided to directors and officers acting in their official capacity, as well as in other capacities. Indemnification will continue for persons who have ceased to be directors, officers, employees or agents, and will inure to the benefit of their heirs, executors and administrators. Additionally, under our certificate of incorporation, except under certain circumstances, our directors are not personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director. At present, there is no pending litigation or proceeding involving any of our directors, officers, or employees in which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

Our bylaws also permit us to secure insurance on behalf of any officer, director, employee, or agent for any liability arising out of actions in his or her capacity as an officer, director, employee, or agent. We have obtained an insurance policy that insures our directors and officers against losses, above a deductible amount, from specified types of claims. Finally, we have entered into indemnification agreements with most of our directors and executive officers, which agreements, among other things, require us to indemnify them and advance expenses to them relating to indemnification suits to the fullest extent permitted by law.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description of Exhibit

4.1	Certificate of Incorporation of Athersys, Inc., as amended as of June 20, 2013 (incorporated herein by reference to Exhibit 3.1 of the Registrant’s Quarterly Report on Form 10-Q (File No. 001-33876) filed with the Commission on August 13, 2013)

4.2	Certificate of Amendment to Certificate of Incorporation of Athersys, Inc., as amended as of June 7, 2017 (incorporated herein by reference to Exhibit 3.1 of the Registrant’s Quarterly Report on Form 10-Q (File No. 001-33876) filed with the Commission on August 9, 2017)

4.3	Bylaws of Athersys, Inc., as amended and restated as of March 13, 2019 (incorporated herein by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K (File No. 001-33876) filed with the Commission on March 14, 2019).

4.7	Form of Nonqualified Stock Option Inducement Agreement*

5.1	Opinion of Jones Day*

23.1	Consent of Independent Registered Public Accounting Firm – Ernst & Young LLP*

23.2	Consent of Jones Day (included in Exhibit 5.1)

24.1	Power of Attorney*

*	Filed herewith

Item 9.	Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) of this section do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purpose of determining liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cleveland, State of Ohio, on January 16, 2020.

ATHERSYS, INC. (Registrant)

By:	/s/ Gil Van Bokkelen
Gil Van Bokkelen
Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Gil Van Bokkelen	Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	January 16, 2020
Gil Van Bokkelen

/s/ Laura K. Campbell	Senior Vice President of Finance (Principal Financial and Accounting Officer)	January 16, 2020
*

/s/ Lee E. Babiss	Director	January 16, 2020
*

/s/ John J. Harrington	Director	January 16, 2020
*

/s/ Ismail Kola	Director	January 16, 2020
*

/s/ Lorin J. Randall	Director	January 16, 2020
*

/s/ Jack L. Wyszomierski	Director	January 16, 2020
*

*

The undersigned by signing his name hereto does sign and execute this Registration Statement on Form S-8 pursuant to the Power of Attorney executed by the above-named directors and officers of the Registrant, which is being filed herewith on behalf of such directors and officers.

By:	/s/ Gil Van Bokkelen	January 16, 2020
Gil Van Bokkelen, Attorney-in-Fact